SCHEDULE 14A
                                (RULE 14A -- 101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.         )

Filed by Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission
    Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
    240.14a-12

                                ----------------
                               THE AES CORPORATION
                                ----------------
                (Name of Registrant as Specified in its Charter)
                                ----------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)



Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14-a6(i)(1) and 0-11.



      1) Title of each class of securities to which transaction applies:

         Common Stock, par value $0.01 per share
         -----------------------------------------------------------------------

      2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------


      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         Not Applicable
        ------------------------------------------------------------------------

      4) Proposed maximum aggregate value of transaction:

         Not Applicable
         -----------------------------------------------------------------------

      5) Total Fee paid:

         None
         -----------------------------------------------------------------------

[  ]  Fee paid previously with preliminary materials.

[  ]  Check box if any part of the fee is offset as  provided  by  Exchange  Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:

      --------------------------------------------------------------------------

      (2) Form, Schedule or Registration Statement No.:

      --------------------------------------------------------------------------

      (3) Filing Party:

      --------------------------------------------------------------------------

      (4) Date Filed:

     --------------------------------------------------------------------------

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================================================================================
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                                [GRAPHIC OMITTED]

                               The AES Corporation
                             1001 North 19th Street
                            Arlington, Virginia 22209


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON TUESDAY, APRIL 20, 1999



March 30, 1999

     The Annual Meeting of Stockholders of The AES Corporation (the "Company") will be held on Tuesday, April 20, 1999, at 9:30 a.m. in the Company's corporate offices at 1001 North 19th Street, Arlington, Virginia. Doors to the meeting will open at 8:30 a.m.

     The meeting will be conducted:

     o  To elect a board of nine directors;

     o To consider and vote on a proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the year 1999 (approved by the Board of Directors and set forth in the following Proxy Statement);

     o  To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on March 3, 1999 will be entitled to notice of and to vote at this meeting.


                                        [sig]

                                        William R. Luraschi
                                        Vice President and Secretary


     EACH STOCKHOLDER IS REQUESTED TO EXECUTE AND PROMPTLY RETURN THE ENCLOSED PROXY. A PREPAID ENVELOPE IS ENCLOSED FOR RETURNING PROXIES. (SEE DIRECTIONS ON PROXY CARD.)

--------------------------------------------------------------------------------
================================================================================
--------------------------------------------------------------------------------

PROXY STATEMENT

March 30, 1999

The  accompanying  proxy  is  solicited  by the  Board of  Directors  of The AES
Corporation (the "Company" or "AES") for use at the Annual Meeting of Stockholders of the Company to be held on Tuesday, April 20, 1999 at 9:30 a.m. at the Company's corporate offices at 1001 North 19th Street, Arlington, Virginia 22209, or at any adjournment of such meeting. This Proxy Statement and accompanying proxy are first being sent or given to stockholders on or about March 30, 1999.

If the proxy is properly executed and returned by mail, the shares it represents will be voted at the meeting in accordance with the instructions noted thereon. If no instructions are specified, the shares will be voted for the election of the directors and in accordance with the Board of Directors' recommendations as set forth herein. Any stockholder executing a proxy has the power to revoke it at any time before it is voted by filing with the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date, or by attending the Annual Meeting of Stockholders and voting in person. Proxies marked as abstentions, or to withhold a vote from a nominee as a director in the case of the election of directors, will have the effect of a negative vote. Broker non-votes (where a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such nominee does not possess or choose to exercise his discretionary authority with respect thereto) will be considered as present at the meeting but not entitled to vote with respect to the particular matter and will therefore have no effect.

The only securities of the Company entitled to be voted are shares of Common Stock, and only holders of record of Common Stock at the close of business on March 3, 1999 are entitled to notice of and to vote at the meeting. Holders of Common Stock are entitled to one vote per share. There were 180,587,044 shares of Common Stock outstanding at the close of business on March 3, 1999. The Company's Annual Report for the fiscal year ended December 31, 1998 is being delivered concurrently with this Proxy Statement.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board of Directors is comprised of nine members, seven of whom are not officers of or otherwise employed by the Company. In 1998, the Board of Directors met 14 times, including 10 telephonic meetings; Mrs. O'Leary attended 69% of these meetings. Directors are to be elected to hold office until the next Annual Meeting of Stockholders and until their respective successors shall have been elected and qualified. Directors shall be elected by a majority of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting of Stockholders, at which a quorum is present.

Roger W. Sant co-founded AES with Dennis Bakke in 1981. He has been Chairman of the Board and a director of AES since its inception and he held the office of Chief Executive Officer through December 31, 1993. He currently is Chairman of the Boards of Directors of The Summit Foundation and the World Wildlife Fund U.S., a Trustee of the World Wide Fund for Nature, and serves on the Boards of Directors of the World Resources Institute, Marriott International, Inc., and the National Symphony Orchestra. He was Assistant Administrator for Energy Conservation and the Environment of the Federal Energy Administration ("FEA") from 1974 to 1976 and the Director of the Energy Productivity Center, an energy research organization affiliated with The Mellon Institute at Carnegie-Mellon University, from 1977 to 1981.

Dennis W. Bakke co-founded AES with Roger Sant in 1981 and has been a director of AES since 1986. He has been President of AES since 1987 and Chief Executive Officer since January 1, 1994. From 1987 to 1993, he served as Chief Operating Officer of AES; from 1982 to 1986, he served as Executive Vice President of AES; and from 1985 to 1986, he also served as Treasurer of AES. He served with Mr. Sant as Deputy Assistant Administrator of the FEA from 1974 to 1976 and as Deputy Director of the Energy Productivity Center from 1978 to 1981. He is a trustee of the Rivendell School and a member of the Board of Directors of MacroSonix Corporation.

Alice F. Emerson has been a director of AES since 1993. She is a Senior Advisor at The Andrew W. Mellon Foundation, was President of Wheaton College in Massachusetts from 1975 to 1991, and prior to that served as Dean of Students at the University of Pennsylvania. She is a member of the Boards of Directors of the World Resources Institute, BankBoston Corporation, Champion International Corporation, Eastman Kodak Company, Salzburg Seminar, and the MGH Institute of Health Professions.

Robert F. Hemphill, Jr. has been a director of AES since June 1996. He served as Executive Vice President of AES from 1982 to June 1996. He currently is the Managing Director of Toucan Ventures Capital Corporation (an international venture capital firm). He also serves on the Boards of Directors of the National Museum of American History, the Pacific International Center for High Technology Research, and is a member of the Board of Advisors of the George Washington University.

Frank Jungers was an advisor to the Board of AES from 1982 to 1983 and has been a director of AES since 1983. He has been consultant to various companies since prior to 1994. Mr. Jungers is the retired Chairman of the Board and Chief Executive Officer of the Arabian American Oil Company. He currently serves on the Boards of Directors of Georgia-Pacific Corporation (retiring after 20 years, effective May 1, 1999), Thermo Electron Corporation, Thermo Ecotek Corporation, ThermoQuest Corporation, Esco Corporation, Donaldson, Lufkin & Jenrette, Inc., Statia Terminals, and the Onix Corporation. He is also Chairman of the Advisory Board of Common Sense Partners, L.P. He is Chairman of the College of
Engineering Development Committee and member of the Visiting Committee, The University of Washington. He is also Advisory Trustee of the Board of Trustees, The American University in Cairo and serves as a Trustee to the High Desert Museum, and the Oregon Health Sciences University Foundation.

John H. McArthur has been a director of AES since January 1997. He is the retired Dean of the Harvard Business School, and has been a private business consultant and active investor in various companies since prior to 1994. He serves as Senior Advisor to the President of the World Bank Group. He is also a member of the Boards of Directors of BCE Inc., Cabot Corporation, the Columbia/HCA Healthcare Corporation, Glaxo Wellcome plc, Rohm & Haas Corporation, Springs Industries, Inc. and the Vincam Group, Inc. He also serves in various capacities with non-profit health, government, and education organizations in America, Canada, Europe, and Asia.

Hazel R. O'Leary has been a director of AES since April 1997. Mrs. O'Leary previously served on AES's Board of Directors from September 1988 to June 1989. Mrs. O'Leary was the seventh Secretary of the United States Department of Energy from 1993 to 1997. She is consultant and attorney to a diverse group of domestic and international energy and sustainable development firms. Prior to serving as U.S. Secretary of Energy, she served as president of the natural gas subsidiary of Northern States Power Company, and before that as Executive Vice President of Northern States Power Company. She also serves on the Board of ICF Kaiser International, and on the non-profit Boards of Morehouse College, the Andrew Young Center of International Development, the World Wildlife Fund, and the Keystone Center, where she chairs its Energy Board.

Thomas I. Unterberg has been a director of AES since 1984 and from 1982 to 1983. He has been a Managing Director of C.E. Unterberg,

Towbin (an investment banking firm) since 1989, having been a Managing Director of Shearson Lehman Brothers Inc., from 1987 through 1988. He currently serves on the Boards of Directors of Electronics for Imaging, Inc., Systems and Computer Technology Corporation, ECCS, Inc., Centrax Corporation, Inc. and Club One, LLC.

During 1998, Unterberg Harris, an affiliate of C.E. Unterberg, Towbin, the investment banking firm in which Mr. Unterberg is a Managing Director, acted as a co-managing underwriter for two financial offerings of the Company including
(i) the August 4, 1998 offering of $150 million of 4.5% Convertible Junior Subordinate Debentures due 2005 and (ii) the August 4, 1998 offering of 4.25 million shares of Common Stock, par value $0.01 per share.

Robert H. Waterman, Jr. was an advisor to the Board of AES from 1983 to 1985 and has been a director of AES since 1985. He is the founder and has been the Chief Executive Officer of The Waterman Group, Inc. (a business consulting firm) since 1985. His business includes research and writing, consulting and venture management. He is a co-author of In Search of Excellence, and the author of The Renewal Factor, Adhocracy -- The Power to Change and What America Does Right, each of which is a book on business management. He currently is Chairman of the Board of MindSteps, Inc., and serves on the boards of several non-profit organizations including the World Wildlife Fund and the Restless Legs Syndrome Foundation.

--------------------------------------------------------------------------------
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS, AND EXECUTIVE OFFICERS

The following table sets forth, as of February 2, 1999, the beneficial ownership of the Company's Common Stock by (a) each director and named executive officer,
(b) all directors and executive officers as a group and (c) all persons who own more than five percent (5%) of the Company's Common Stock. Unless otherwise indicated, each of the persons and group listed below has sole voting and dispositive power with respect to the shares shown.


                      NAME                           AGE
------------------------------------------------ ----------
SHARES BENEFICIALLY OWNED BY DIRECTORS AND EXECUTIVE
OFFICERS:
 Roger W. Sant .................................    67
 Dennis W. Bakke # .............................    53
 Alice F. Emerson +@ ...........................    67
 Robert F. Hemphill, Jr. %+ ....................    55
 Frank Jungers +@ ..............................    72
 John H. McArthur %+ ...........................    65
 Hazel R. O'Leary +% ...........................    62
 Thomas I. Unterberg %+ ........................    68
 Robert H. Waterman, Jr. +@# ...................    62
 Barry J. Sharp ................................    39
 Thomas A. Tribone .............................    46
 John R. Ruggirello ............................    48
 J. Stuart Ryan ................................    40
 All directors and executive officers as a group
  (25 persons) .................................
SHARES BENEFICIALLY OWNED BY OTHERS:
 BankAmerica Corporation ....................... Address:
 Capital Guardian Trust Company ................ Address:


                                                                                                   SHARES OF
                                                                                                  COMMON STOCK
                                                                POSITION HELD                     BENEFICIALLY         % OF
                      NAME                                     WITH THE COMPANY                   OWNED(1)(2)       CLASS(1)(2)
------------------------------------------------ ------------------------------------------- --------------------- ------------
SHARES BENEFICIALLY OWNED BY DIRECTORS AND EXECUTIVE OFFICERS:
 Roger W. Sant ................................. Chairman of the Board and Director                20,991,431(3)        11.85
 Dennis W. Bakke # ............................. President, Chief Executive Officer                18,230,041(4)        10.37
                                                 and Director
 Alice F. Emerson +@ ........................... Director                                              46,912              *
 Robert F. Hemphill, Jr. %+ .................... Director                                           1,668,004(5)           *
 Frank Jungers +@ .............................. Director                                           1,117,168(6)           *
 John H. McArthur %+ ........................... Director                                              14,379              *
 Hazel R. O'Leary +% ........................... Director                                               8,304              *
 Thomas I. Unterberg %+ ........................ Director                                           1,266,587(7)           *
 Robert H. Waterman, Jr. +@# ................... Director                                             650,446(8)           *
 Barry J. Sharp ................................ Senior Vice President and Chief Financial            382,834(9)           *
                                                 Officer
 Thomas A. Tribone ............................. Executive Vice President                             501,722              *
 John R. Ruggirello ............................ Senior Vice President                                218,209              *
 J. Stuart Ryan ................................ Senior Vice President                                411,754(10)          *
 All directors and executive officers as a group
  (25 persons) .................................                                                   52,646,063(11)       29.88
SHARES BENEFICIALLY OWNED BY OTHERS:
 BankAmerica Corporation ....................... 100 South Tryon Street                            11,498,733(12)        6.57
                                                 NationsBank Plaza
                                                 Charlotte, NC 28255
 Capital Guardian Trust Company ................ 11100 Santa Monica Boulevard                       9,589,850(13)        5.48
                                                 Los Angeles, CA 90025

----------

%     Member of the Financial Audit Committee.
+     Member of the Environmental, Safety and Social Responsibility Committee.
@     Member of the Compensation Committee.
#     Member of the Nominating Committee.
* Shares held represent less than 1% of the total number of outstanding shares of Common Stock of the Company.

(1) Shares beneficially owned and deemed to be outstanding include Common Stock of the Company issued or issuable, on or before April 2, 1999, (a) upon exercise of outstanding options, (b) upon exercise of warrants, (c) under the Deferred Compensation Plan for Executive Officers, (d) under the Deferred Compensation Plan for Directors, (e) under The AES Corporation Profit Sharing and Stock Ownership Plan and the Employee Stock Ownership Plan and (f) under the Supplemental Retirement Plan.

(2) Includes (a) the following shares issuable upon exercise of options: Mr. Sant - 1,020,387 shares; Mr. Bakke - 760,549 shares; Mr. Sharp - 249,121 shares; Mr. Tribone - 295,890 shares; Mr. Ruggirello - 151,388 shares; Mr. Ryan - 343,563 shares; Dr. Emerson - 30,864 shares; Mr. Hemphill - 12,638 shares; Mr. Jungers - 24,998 shares; Mr. McArthur - 12,638 shares; Mrs. O'Leary - 6,458 shares; Mr. Unterberg - 24,998 shares; Mr. Waterman - 24,998 shares; all directors and executive officers as a group - 4,409,453 shares; (b) the following units issuable under the Deferred Compensation Plan for Executive Officers: Mr. Sant - 29,643 shares; all executive officers as a group - 29,643 shares; (c) the following units issuable under the Deferred Compensation Plan for Directors: Dr. Emerson - 7,186; Mr. Jungers - 80,720; Mr. McArthur - 1,741; Mrs. O'Leary - 1,496; Mr. Unterberg - 117,525; Mr. Waterman - 116,954; all directors as a group 325,622; (d) the following shares held in The AES Corporation Profit Sharing and Stock Ownership Plan and the Employee Stock Ownership Plan:
      Mr. Sant - 292,924 shares;

      Mr. Bakke - 280,646 shares; Mr. Hemphill - 198,712 shares; Mr. Sharp - 45,848 shares; Mr. Tribone - 56,860 shares; Mr. Ruggirello - 31,852 shares; Mr. Ryan - 42,253 shares; all executive officers as a group - 1,458,926 shares; and (e) the following units issuable under the
      Supplemental Retirement Plan: Mr. Sant - 4,342; Mr. Bakke - 6,456; Mr. Hemphill - 1,298; Mr. Sharp - 1,183; Mr. Tribone - 1,452; Mr. Ruggirello - 576; Mr. Ryan - 1,135; all executive officers and directors as a group - 25,219.

(3) Includes 14,771,625 shares held jointly by Mr. Sant and his wife. Also includes 122,382 shares held by his wife, 199,870 held in an IRA for the benefit of Mr. Sant, 578,928 shares in a trust for Mr. Sant, and 129,742 shares held in an IRA for the benefit of his wife. In addition, includes 2,227,051 shares held by The Summit Foundation, of which Mr. Sant disclaims beneficial ownership. Also includes term convertible securities, Series A and Series B, convertible into an aggregate of 977,000 shares of common stock held in trust for Mr. and Mrs. Sant. Mr. and Mrs. Sant can be reached c/o The AES Corporation, 1001 N. 19th Street, Arlington, Virginia 22209.

(4) Includes 9,521,661 shares held jointly by Mr. Bakke and his wife, 64,907 shares held by his children, 877,587 shares held by his wife and 183,866 shares held by the Mustard Seed Foundation, of which Mr. Bakke disclaims beneficial ownership. Mr. and Mrs. Bakke can be reached c/o The AES Corporation, 1001 N. 19th Street, Arlington, Virginia 22209.

(5)   Includes 10,652 shares held in an IRA for the benefit of Mr. Hemphill.

(6) Includes 52,781 shares held by Mr. Jungers's wife and 565,485 shares held by FJF, Inc.

(7) Includes 9,652 shares held by Mr. Unterberg's wife, of which Mr. Unterberg disclaims beneficial ownership.

(8) Includes 4,740 and 92 shares, held in IRAs for Mr. Waterman and his wife, respectively, and 503,655 shares held in a family trust.

(9)   Includes 86,682 shares held jointly by Mr. Sharp and his wife.

(10)  Includes 6,333 shares held in trust for Mr. Ryan's children.

(11) Includes 2,935,726 shares held jointly by one executive officer and his wife, and 238,402 shares held in trust for his children, and 577,200 shares held in a family trust. Includes 1,122,555 shares held jointly by another executive officer and his wife, and 56,416 shares held in trust for his children. Includes 55 shares held by another executive officer's wife. Includes 10,400 shares held jointly by another executive officer and his wife. Includes 157,314 shares held jointly by another executive officer and his wife, and 3,976 and 2,512 shares held in IRAs for their benefit.

(12) Of this aggregate number, BankAmerica Corporation, including it's affiliates, NB Holdings Corporation, NationsBank, N.A., BankAmerica NT & SA, NationsBanc Advisors, Inc., Trade Street Investments Associates, NationsBanc Montgomery Securities LLC reported on SEC Form SC-13GA filed with the Securities Exchange Commission dated February 1, 1999, that it had (a) sole voting power on no shares, (b) shared voting power on 4,181,450 shares, (c) sole dispositive power on no shares and (d) shared dispositive power on 10,084,216 shares.

(13) Of this aggregate number, Capital Guardian Trust Company, including it's affiliates, Capital International, Inc., Capital International Limited, Capital International S.A., reported on SEC Form SC-13G filed with the Securities Exchange Commission dated February 8, 1999, that it had (a) sole voting power in 7,593,750 shares, (b) shared voting power on no shares, (c) sole dispositive power on 9,589,850 shares and (d) shared dispositive power on no shares.

--------------------------------------------------------------------------------

COMPENSATION OF DIRECTORS

Directors who are also officers of AES are not paid any fees or additional compensation for service as members of AES's Board of Directors or any committee thereof. Each director who is not employed by AES received $30,000 as annual cash compensation for service on the Board of Directors for 1998, and $1,000 for each board meeting attended in person and $500 for each meeting in which he or she participated by telephone conference. For 1999, the Director's annual cash compensation is $30,000. The directors may elect to defer this compensation pursuant to the Deferred Compensation Plan for Directors in the form of stock units. All directors are reimbursed for travel and other related expenses incurred in attending Board and committee meetings. Directors who are not employed by AES are not eligible to participate in AES's employee benefit plans but participate in The AES Corporation Stock Option Plan for Outside Directors which was adopted in 1992. Under the terms of the plan, the Company issues options to purchase shares of the Company's Common Stock at a price equal to 100% of the fair market value on the date the option is granted. Directors eligible to participate in the plan receive options annually to purchase common stock valued at 83.3% of the annual fees payable to directors, as determined by the Black-Scholes formula on a basis consistent with the Company's stock option program. These options become eligible for exercise in installments of 50% at the end of each of the first two years.


COMMITTEES OF THE BOARD

The Board has four standing committees: the Financial Audit Committee, the Environmental, Safety and Social Responsibility Committee, the Nominating Committee, and the Compensation Committee.

The Financial Audit Committee recommends which firm will be appointed by the Board of Directors as independent auditor to examine AES's financial statements and to perform services related to the audit. The Financial Audit Committee reviews the scope and results of the audit with the independent auditors, reviews with the Company and the independent auditors AES's interim and year-end operating results, considers the adequacy of the internal accounting and control procedures of AES, reviews any non-audit services to be performed by the independent auditors and considers the effect of such performance on the auditors' independence. The Financial Audit Committee met once in 1998.


The Environmental, Safety and Social Responsibility Committee was created by the Board in January 1997. It monitors the environmental and safety compliance, respectively, of the Company and its subsidiaries and reviews and approves the scope of the Company's internal environmental and safety compliance audit programs to consider the adequacy and appropriateness of the programs being planned and performed, as well as periodically reviews the Company's commitment to, and implementation of, its principle to act in a socially responsible way. The Environmental, Safety and Social Responsibility Committee met twice in 1998.


The Nominating Committee provides recommendations for potential nomination for election of new members of the Board of Directors. The Nominating Committee considers potential nominations provided by stockholders and submits suggested nominations, when appropriate, to the Board of Directors for approval. The Nominating Committee did not meet in 1998. Stockholders wishing to recommend persons for consideration by the Nominating Committee as nominees for election to the Company's Board of Directors can do so by writing to the Secretary of the Company at 1001 North 19th Street, Arlington, Virginia 22209, giving each such person's name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the person recommended of his or her consent to be named as a nominee and, if nominated and elected, to serve as a director. The Company's By-Laws also contain a procedure for stockholder nomination of directors. (See "Submission of Stockholder Proposals and Nominations" below.)

The Compensation Committee establishes rates of salary, bonuses, profit sharing contributions, grants of stock options, retirement and other compensation for all directors and officers of AES and for such other people as the Board may designate. All of the members of this committee are "disinterested persons" under the provisions of Rule 16b-3 adopted under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Compensation Committee's primary responsibility is to formulate and maintain the compensation program of the Company in order to develop, retain (and attract, when necessary) people important to the Company's performance. This committee specifically acts to evaluate the performance and set the total compensation for the executive officers of the Company, including the CEO, in accordance with the guidelines discussed below. This committee has delegated to the CEO the power to set compensation for the non-executive officers. The Compensation Committee met once in 1998.


COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

The Compensation Committee's (the "Committee") guidelines for compensation of executive officers are designed to provide fair and competitive levels of total compensation while integrating pay with performance. Executive officers, including the CEO, are evaluated annually on the basis of both individual responsibilities and contributions, as well as Company-wide results in two related areas: (i) corporate culture (or principles) and (ii) business or functional area performance.

There are three elements in the Company's executive officer compensation program. These elements are:

       o Base salary

       o Annual incentive compensation

       o Stock option program

Base salary is adjusted annually by the Committee to account for general economic and cost of living changes. Adjustments are also made periodically to recognize significant new or additional responsibilities of individual executive officers. The Committee's guidelines are to provide base salary compensation generally consistent with its interpretation of industry averages for individuals with similar responsibility levels.

Annual incentive compensation is based upon both objective and subjective measures in the areas of corporate culture and business or functional area performance, and generally takes the form of bonuses payable after year-end. With respect to corporate culture, the Company's shared principles of fairness, integrity, fun and social responsibility are integral to its operations and serve as its founding principles. These principles apply equally to the internal activities of the Company as well as its external relationships. Each executive officer's individual contribution to demonstrating and nurturing these shared values is reviewed and considered as a factor in determining annual incentive compensation. Evaluations by the Committee in this area are inherently subjective.

The second area considered in the determination of annual incentive compensation is the individual executive officer's performance with respect to his or her related business responsibilities and/or functional area. Although all aspects of an individual's responsibilities are considered in determining annual incentive compensation, several quantitative measures of annual performance are considered significant, including operating margin improvements, operating reliability, earnings per share contributions, environmental performance, and plant and Company-wide safety. The qualitative factors considered significant include business and project development progress, effective strategic planning and implementation, Company-wide support, understanding of and adherence to the Company's values, and community relations and people development.

Important strategic successes or failures can take several years to translate into objectively measurable results. The Committee does not compute annual incentive compensation using a mathematical formula of pre-determined performance goals and objective criteria. As a result, the Committee's ultimate determination of the amount, if any, of annual incentive compensation is made at the end of each year based on a subjective evaluation of several quantitative and qualitative factors, with primary emphasis given this year to those factors listed in the preceding paragraph. There are no targeted, minimum or maximum levels of annual incentive compensation, and such compensation does not necessarily bear any consistent relationship to salary amounts or total compensation.

The Company's stock option program is used to reward people for the corporate responsibilities they undertake, their performance of those duties and to help them to think and act like owners. All executive officers and approximately 69% of the total people in the Company located in the United States (approximately 7% of AES people worldwide) participate in this program. Historically, because of differing legal environments in many countries, options had been primarily granted to U.S. people. However, the Company has taken steps to incorporate those people who reside outside of the United States into this program by qualifying its stock option plan in each country where AES people currently reside or work, and the Company expects the total participation to increase in the future. Stock options are usually granted annually at the fair market value on the date of grant and provide vesting periods to reward people for continued service to the Company. The Committee's determination of the number of options to be granted to executive officers is based upon the same factors as such officer's annual incentive compensation discussed above with additional consideration given to the number of options previously granted.

Since 1994, the Company has participated in an annual survey conducted by an outside consulting firm which encompasses over 400 public companies. Based in part on the survey results, the Committee established guidelines for suggested ranges of option grants to executive officers as well as the rest of the people in the Company. Based on the survey, the Committee established guideline ranges for eligible participants between the 50th and 90th percentile of similar companies. As with annual incentive compensation, the determination of an individual's grant is subjective and although the Committee has established suggested guidelines, the grants are not formula based.

Total compensation is reviewed to determine whether amounts are competitive with other companies whose operations are similar in type, size and complexity with those of the Company, as well as a broad range of similarly sized companies. Comparisons are made with published amounts, where available, and, from time to time, the Company also participates in various industry-sponsored compensation surveys in addition to the public-company survey described above. The Committee also has, in the past, engaged an independent compensation consultant to specifically review the level and appropriateness of executive officer compensation. Other than as described above, the Company uses the results of surveys, when available, for informational purposes only and does not target individual elements of or total compensation to any specific range of survey results (i.e., high, low or median) other than the Committee's suggested guidelines for stock option grants as discussed in the previous paragraph. Because each individual's compensation is determined, in part, by experience and performance, actual compensation generally varies from industry averages.

Executive officers also participate in the Company's profit sharing plan (or deferred compensation plan for executive officers) on the same terms as all other people in the Company, subject to any legal limitations on amounts that may be contributed or benefits that may be payable under the plan. Matching contributions and annual profit sharing contributions are made with the common stock of the Company to further encourage long-term performance. In addition, certain individuals of the Company participate in the Company's supplemental retirement plan, which provides supplemental retirement benefits to "highly compensated employees" (as defined in the Internal Revenue Code) of any amount which would be contributed on such individual's behalf under the profit sharing plan (or the deferred compensation plan for executive officers) but is not so contributed because of the limitations contained in the Internal Revenue Code.

In most cases, the Committee has taken steps to qualify income paid to any officer as a deductible business expense pursuant to regulations issued by the Internal Revenue Service pursuant to Section 162 (m) of the Internal Revenue Code with respect to qualifying compensation paid to executive officers in excess of $1 million. Compensation earned pursuant to the exercise of options granted under the Company's former stock option plan (which was discontinued in 1991) is not considered for purposes of the $1 million aggregate limit, and exercises under the 1991 Plan are similarly excluded. The Committee will continue to consider the implications to the Company of qualifying all compensation as a deductible expense under Section 162 (m), but retains the discretion to pay bonuses commensurate with an executive officer's contributions to the success of the Company, irrespective of whether such amounts are entirely deductible.

MR. BAKKE'S 1998 COMPENSATION

Mr. Bakke's compensation for 1998 was reviewed and approved by the Committee utilizing the guidelines discussed above. Specifically, the following primarily positive factors considered were:

o Strong adherence, understanding, and awareness by the people in the Company to its shared principles of integrity, fairness, social responsibility and fun, as indicated by the Company's internal values survey, with particular emphasis made on excellent progress made at the Company's foreign subsidiaries.

o Net income and diluted earnings per share increased 68% and 55% from 1997 to 1998, respectively.


o   Significant   development   of  new  project  and  business   opportunities,
    including:


    o   the acquisition of CLESA, a distribution company in El Salvador

    o the acquisition of Eletropaulo Metropolitana, the distribution company for Sao Paolo, Brazil by an affiliate of AES

    o the acquisition of three generating stations totalling approximately 4,000 MW from Southern California Edison

    o the acquisition of Edelap, a distribution company in the province of Buenos Aires, Argentina

    o agreements to acquire businesses in India, Panama, Argentina, Illinois (U.S.) and New York (U.S.)

    o commencement of operations at numerous facilities, including those in China, the United Kingdom, the Netherlands and Argentina

    o   numerous   project   development   successes   represented   by  project
        financings, start of construction or successful bid awards in Mexico, Sri Lanka, Bangladesh and Argentina

    o Successful public issuance of approximately $200 million aggregate principal amount of senior notes, $150 million of convertible junior subordinated debentures, and $190 million of common stock.

o   Successful resolution of Pakistan political dispute

o An exceptional year in plant reliability and availability across the Company.

o Continued excellent environmental performance below permitted levels (on average).

o An increase in total net megawatts in operation, in construction or under advanced development from approximately 18,000 to 27,000.


The following primarily negative factors considered were:

o While the Company's overall safety record continued to improve in 1998, several very serious injuries occurred, including six (five amongst the Company's contractors) that resulted in loss of life.

o An increase in the price of the Company's stock of 1%, including a mid-year drop of almost 60%.

Mr. Bakke's 1998 cash compensation decreased 71% over 1997 cash compensation, as compared to a total cash compensation increase of approximately 52% from 1996 to 1997. However, total compensation for 1998, including the grant of stock options, increased approximately 33%.

The Committee decided that, beginning in 1999, Mr. Bakke's cash compensation would be reduced to $0. Mr. Bakke will be compensated solely by the grant of stock options (in lieu of a cash salary and cash bonus). The Committee believes that this method of compensation will align Mr. Bakke's compensation more closely with the financial interests of the Company's other shareholders.


                             Frank Jungers, Chairman

                                Alice F. Emerson

                             Robert H. Waterman, Jr.

--------------------------------------------------------------------------------
COMPENSATION OF EXECUTIVE OFFICERS

     The following table discloses compensation received by the five most highly compensated executive officers for the three years ended December 31, 1998, adjusted through February 2, 1999.

                          SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION                         LONG TERM COMPENSATION
                              -------------------------------------------------- ---------------------------------------
                                                                                     SECURITIES
                                                                 OTHER ANNUAL        UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR   SALARY ($)   BONUS ($)   COMPENSATION ($)   OPTIONS (#) (1)   COMPENSATION ($) (2)
----------------------------- ------ ------------ ----------- ------------------ ----------------- ---------------------
DENNIS W. BAKKE               1998      500,000          -0-         11,924           160,000              56,000
Chief Executive               1997      450,000    1,300,000          9,699            55,209              61,250
Officer and President         1996      410,000      738,000         12,508           141,666              54,600

BARRY J. SHARP                1998      225,000      500,000            264            16,667              28,500
Senior Vice President and     1997      200,000      650,000          3,553            13,542              32,500
Chief Financial Officer       1996      170,000      325,000          8,951            22,500              28,200

THOMAS A. TRIBONE             1998      235,000      425,000            696            20,000              29,500
Executive Vice President      1997      200,000      800,000          2,920            16,667              32,500
                              1996      175,000      500,000         10,393            25,000              28,750

JOHN R. RUGGIRELLO            1998      190,000      450,000          1,770            15,556              25,000
Senior Vice President         1997      165,000      300,000          1,502            12,500              21,309
                              1996      150,000      200,000          1,203            20,834              16,644

J. STUART RYAN                1998      220,000      375,000        339,891*           16,667              28,000
Senior Vice President         1997      200,000      425,000        237,003*           13,542              31,000
                              1996      170,000      300,000        414,153*           29,164              26,700

----------
 *  Includes ex-patriate and relocation compensation.

(1) The number of options shown as compensation as of December 31, 1998 were for services rendered for 1998. Those stock options were awarded by the Compensation Committee of the Board in February 1999.

(2) This column constitutes Company contributions to The AES Corporation Profit Sharing and Stock Ownership Plan and the Employee Stock Ownership Plan of the Company, and allocations to the Company's Supplemental Retirement Plan. Specifically for 1998, (a) amounts contributed to The AES Profit Sharing and Stock Ownership Plan and Employee Stock Ownership Plan: Mr. Bakke - $18,000; Mr. Sharp - $18,000; Mr. Tribone - $18,000; Mr. Ruggirello - $18,000; Mr.
    Ryan - $18,000;  and (b) amounts  allocated to the  Supplemental  Retirement
    Plan: Mr. Bakke - $38,000;  Mr. Sharp - $10,500;  Mr. Tribone - $11,500; Mr.
    Ruggirello - $7,000; Mr. Ryan - $10,000.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on options granted for 1998 to the named executive officers.

                                                % OF TOTAL
                                  NUMBER OF       OPTIONS
                                 SECURITIES       GRANTED
                                 UNDERLYING       TO ALL
                                   OPTIONS      AES PEOPLE       EXERCISE                       GRANT DATE
                                   GRANTED      FOR FISCAL        OR BASE       EXPIRATION     PRESENT VALUE
NAME AND PRINCIPAL POSITION        (#)(1)          YEAR        PRICE ($/SH)        DATE           ($) (2)
-----------------------------   ------------   ------------   --------------   ------------   --------------
DENNIS W. BAKKE                   160,000      16.3%          34.25              2/02/09        3,600,000
Chief Executive
Officer and President
BARRY J. SHARP                     16,667       1.7%          34.25              2/02/09          375,008
Senior Vice President and
Chief Financial Officer
THOMAS A. TRIBONE                  20,000       2.0%          34.25              2/02/09          450,000
Executive Vice President
JOHN R. RUGGIRELLO                 15,556       1.6%          34.25              2/02/09          350,010
Senior Vice President
J. STUART RYAN                     16,667       1.7%          34.25              2/02/09          375,008
Senior Vice President


----------
(1) All options are for shares of Common Stock of the Company. Options granted for services performed in 1998 were granted at the fair market value on the date of grant, and vest at the rate of 50% per year through December 2000.

(2) The Black-Scholes stock option pricing model was used to value the stock options on the grant date (February 2, 1999). The Company's assumptions under this model include an expected volatility of 48.55%, a 4.66% risk free rate of return and no dividends. The options have 10 year terms and vest at 50% per year. There were no adjustments made to account for vesting provisions, and no adjustments were made for non-transferability or risk of forfeiture.

  The use of such amounts and assumptions are not intended to forecast any possible future appreciation of the Company's stock price or dividend policy.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END O
PTION VALUE

     The following table provides information on option exercises in 1998 by the named executive officers and the value of such officers' unexercised options at December 31, 1998.

                                                                                   NUMBER OF          DOLLAR
                                                                                   SECURITIES        VALUE OF
                                                                                   UNDERLYING       UNEXERCISED
                                                                                  UNEXERCISED      IN-THE-MONEY
                                                                                   OPTIONS AT       OPTIONS AT
                                                      NUMBER OF                      FY-END           FY-END
                                                        SHARES        DOLLAR    --------------- ------------------
                                                     ACQUIRED ON      VALUE       EXERCISABLE/     EXERCISABLE/
NAME AND PRINCIPAL POSITION                            EXERCISE    REALIZED (1)  UNEXERCISABLE   UNEXERCISABLE (2)
--------------------------------------------------- ------------- ------------- --------------- ------------------
DENNIS W. BAKKE                                        44,188       1,579,058       736,766/        26,812,474/
Chief Executive Officer and President                                                 75,171          2,032,754
BARRY J. SHARP                                         38,626       1,720,305       251,280/         9,674,956/
Senior Vice President and Chief Financial Officer                                     21,300            606,993
THOMAS A. TRIBONE                                      33,476         872,575       288,971/        11,256,130/
Executive Vice President                                                              22,170            593,865
JOHN R. RUGGIRELLO                                     10,428         467,806       151,388/         5,422,130/
Senior Vice President                                                                 14,250            357,344
J. STUART RYAN                                            -0-             -0-       340,378/        12,851,456/
Senior Vice President                                                                 30,176            938,172

----------
(1) The amounts in this column have been calculated based upon the difference between the fair market value of the securities underlying each stock option on the date of exercise and its exercise price.

(2) The amounts in this column have been calculated based on the difference between the fair market value on December 31, 1998 of $47.375 per share for each security underlying such stock option and the per share exercise price.
--------------------------------------------------------------------------------

                  THE AES CORPORATION STOCK PRICE PERFORMANCE



                                [GRAPHIC OMITTED]



PEER GROUP INDEX*

The 1998 Peer Group consists of the following publicly-traded companies in the global power generation industry: Edison International, CMS Energy Corporation, CalEnergy Company, Inc. and National Power, PLC.

The 1998 Peer Group Index reflects the weighted average total return for the entire Peer Group calculated for the period in which the Company's equity securities were registered with the Securities and Exchange Commission pursuant to the Exchange Act, from a base of 100. In compliance with Securities and Exchange Commission regulations, the returns of each company in the 1998 Peer Group Index have been weighted according to their market capitalization as of the beginning of the period.

The Report of the Compensation Committee on Executive Compensation and The AES Corporation Stock Price Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Exchange Act.

----------
* Excludes The AES Corporation

SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on the Company's review of reports filed under Section 16(a) of the Securities Exchange Act of 1934 and certain representations, the Company believes that in 1998 there were no reports which were not reported on a timely basis and no known failure to file a required form, except that Dr. Emerson did not timely report the purchase of 423 shares on Form 4; Mr. Hanrahan did not timely report the sale of 21,998 shares from his AES Profit Sharing and Stock Ownership Plan account on Form 4; Mr. McMillen did not timely report the sale of 10,000 shares on Form 4; Mr. Prieto did not timely report the sale of 21,902 shares on Form 4; and Ms. Slusser did not timely report the sale of 4,324 shares from her AES Profit Sharing and Stock Ownership Plan account on Form 4.

PROPOSAL 2
APPOINTMENT OF AUDITORS

The  Board  of  Directors  has  appointed  Deloitte  &  Touche  LLP,  a firm  of independent public accountants, as auditors to examine and report to stockholders for the year 1999. Deloitte & Touche LLP has acted as the Company's independent auditors since 1981. The appointment was made upon the recommendation of the Financial Audit Committee of the Board of Directors. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be given an opportunity to make a statement. They also will be available to respond to appropriate questions.

The Board of Directors recommends that the stockholders ratify the appointment of Deloitte & Touche LLP, and intends to introduce at the forthcoming Annual Meeting the following resolution (designated herein as Proposal 2):

    "RESOLVED, that the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for this Company for the year 1999 is hereby approved, ratified and confirmed."

The affirmative vote of the holders of a majority of shares of Common Stock entitled to notice of and to vote at the Annual Meeting of Stockholders, at which a quorum is present, is necessary for the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company for the year 1999.


SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

Any stockholder entitled to vote in the election of directors and who meets the requirements of the proxy rules under the Exchange Act may submit to the Board of Directors proposals to be considered for submission to the stockholders at the Year 2000 Annual Meeting. Any such proposal should be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Secretary, The AES Corporation, 1001 North 19th Street, Arlington, Virginia 22209 and must be received no later than February 13, 2000 in compliance with new regulations promulgated by the Commission. Any such notice shall set forth: (a) the name and address of the stockholder and the text of the proposal to be introduced; (b) the number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the date of such notice; and (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice. The chairperson of the meeting may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedure.

AES's By-Laws contain a procedure for stockholder nomination of directors. The By-Laws provide that any record owner of stock entitled to be voted generally in the election of directors may nominate one or more persons for election as a director at a stockholders meeting only if written notice is given to the Secretary of AES of the intent to make such nomination. The notice must be given, with respect to an annual meeting, not later than 90 days in advance of such annual meeting and with respect to a special meeting, not later than the close of business on the seventh day following the earlier of (a) the date on which notice of such special meeting is first given to stockholders and (b) the date on which a public announcement of such meeting is first made. Each notice must include (i) the name and address of each stockholder who intends to appear in person or by proxy to make the nomination and of the person or persons to be nominated; (ii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming them) pursuant to which the nomination is to be made by the stockholder; (iii) such other information regarding each nominee proposed by such stockholder as would have been included in a proxy statement filed pursuant to Rule 14a-8 under the Exchange Act; and (iv) the consent of each nominee to serve if elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with this procedure. The procedure for stockholder nomination of directors described above may have the effect of precluding a nomination for election of directors at a particular meeting if the required procedure is not followed.


SOLICITATION OF PROXIES

Proxies will be solicited by mail, telephone, or other means of communication. The Company has retained the services of First Chicago Trust Company of New York and Corporate Investor Communications, Inc. to assist in the solicitation of proxies from stockholders for a fee, including its expenses, estimated at $5,000. In addition, solicitation may be made by directors, officers, and regular employees of the Company. The Company will reimburse brokerage firms, custodians, nominees, and fiduciaries in accordance with the rules of the National Association of Securities Dealers, Inc., for reasonable expenses incurred by them in forwarding materials to the beneficial owners of shares. The entire cost of solicitation will be borne by the Company.


FORM 10-K ANNUAL REPORT

ANY STOCKHOLDER WHO DESIRES A COPY OF THE COMPANY'S 1998 ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY OBTAIN A COPY (EXCLUDING EXHIBITS) WITHOUT CHARGE BY ADDRESSING A REQUEST TO THE SECRETARY, THE AES CORPORATION, 1001 NORTH 19TH STREET, ARLINGTON, VIRGINIA 22209. EXHIBITS ALSO MAY BE REQUESTED, BUT A CHARGE EQUAL TO THE REPRODUCTION COST THEREOF WILL BE MADE. STOCKHOLDERS MAY ALSO VISIT THE COMPANY'S WEB SITE AT HTTP:// WWW.AESC.COM


By Order of the Board Of Directors,


William R. Luraschi
Vice President and Secretary